EXHIBIT 99.1

Cell Therapeutics, Inc.

Making cancer more treatable

501 Elliott Ave. W. #400	T 206.282.7100
Seattle, WA 98119	F 206.272.4010

Cell Therapeutics, Inc. Announces

$12 Million Equity Line of Credit

July 29, 2008 Seattle—Cell Therapeutics, Inc. (the “Company”) (NASDAQ and MTA: CTIC) today announced that it has entered into an equity line of credit agreement with Midsummer Investment, Ltd. for the sale of up to $12 million of common stock over time (the “Agreement”). The stock would be issued upon exercise of a warrant pursuant to the terms of the Agreement.

The Company has the right to raise cash under the Agreement for shares of the Company’s common stock on a periodic basis. The number and price per share of each issuance are determined by a contractual formula based on the trading volume and a discount to the volume weighted average price of the Company’s common stock, as reported by the Milan Stock Exchange, over a preceding period of trading days.

The first draw under the Agreement is expected to take place in August 2008, and the Agreement contemplates that additional draws (subject to customary closing conditions) will occur until the warrant is exercised in full or the Company elects to suspend future closings under the Agreement. The Company can choose to reactivate the line of credit following any such suspension.

A prospectus supplement relating to the common stock to be issued in respect of the Agreement was filed with Securities and Exchange Commission. Copies of the prospectus supplement and accompanying base prospectus may be obtained directly from Cell Therapeutics, Inc., 501 Elliott Avenue West, Suite 400, Seattle, Washington 98119.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results. Specifically, the risks and uncertainties include risks the we may not be able to meet the closing conditions for issuance of shares under the Agreement and therefore may not receive any funds under the Agreement, and the risk that the Company continues to have a significant amount of debt outstanding and will need to raise

www.celltherapeutics.com

additional capital to fund its operations as well as other risks listed or described from time to time in the Company’s most recent filings on Forms 10-K, 8-K and 10-Q. You should also review the risk factors listed or described from time to time in the Company’s filings with the Securities and Exchange Commission including, without limitation, the Company’s most recent filings on Forms 10-K, 8-K, and 10-Q. Except as may be required by law, CTI does not commit to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

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Media Contact:

Cell Therapeutics, Inc.

Dan Eramian

T: 206.272.4343

C: 206.854.1200

E: media@ctiseattle.com

http://www.CellTherapeutics.com/media.htm

Investors Contact:

Cell Therapeutics, Inc.

Ed Bell

T: 206.272.4345

Lindsey Jesch

T: 206.272.4347

F: 206.272.4434

E: invest@ctiseattle.com

http://www.CellTherapeutics.com/investors.htm

www.celltherapeutics.com